UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FP Email (RIC) – Additional votes needed – fund specific – FP specific

Subject Line: Russell Investments Shareholder Proxy Process – requesting your assistance

Shareholder votes – We need your help!

As previously communicated, Russell Investments has initiated a proxy process as a result of the sale of Russell Investments to a newly-formed acquisition vehicle through which an investor consortium led by B Capital and including California Public Employees’ Retirement System will acquire Russell Investments.

We are making progress on the proxy vote and we sincerely thank you for your assistance thus far. We have identified that your client has one of the higher un-voted share amounts in the following funds and we need your help in getting their shares voted. Shareholder participation is critical. We ask that you please call the shareholder and urge them to vote.

[insert applicable fund name(s)]

Shareholders who have not yet voted their shares may have started receiving phone calls on our behalf from our proxy solicitation agent in addition to emails and/or hard copy mailings.

Soon after a shareholder casts their vote(s), calls and mailings will cease.

Below are some documents for your reference:

Proxy Statements Overview [link to document] (financial professional use only)

Sample email text [link to document] for use with your clients who are shareholders of RIC Funds*

RIC Proxy Statement [link to document]

Questions?

If you have any questions or concerns about this process, please contact us at 800-787-7354 or service@russellinvestments.com.

Thank you for your continued confidence in Russell Investments.

*	Prior to sharing any materials with end investors, please ensure the documents are approved by your firm.

THIS MATERIAL IS FOR FINANCIAL PROFESSIONAL USE ONLY AND NOT FOR DISTRIBUTION TO CURRENT OR POTENTIAL INVESTORS.

Russell Investments’ ownership is composed of a majority stake held by funds managed by TA Associates Management, L.P., with a significant minority stake held by funds managed by Reverence Capital Partners, L.P. Certain of Russell Investments’ employees and Hamilton Lane Advisors, LLC also hold minority, non-controlling, ownership stakes.

On July 2, 2026, Russell Investments Group, Ltd. (“Russell Investments”) entered into a definitive agreement and plan of merger (the “Transaction”) pursuant to which Russell Investments will be acquired by a consortium led by B Capital Group Management, L.P. that includes California Public Employees Retirement System. The Transaction is expected to close by the end of Q1 2027, subject to the receipt of regulatory approvals and other customary closing conditions.

Frank Russell Company is the owner of the Russell trademarks contained in this material and all trademark rights related to the Russell trademarks, which the members of the Russell Investments group of companies are permitted to use under license from Frank Russell Company. The members of the Russell Investments group of companies are not affiliated in any manner with Frank Russell Company or any entity operating under the “FTSE RUSSELL” brand.

Copyright © 2026 Russell Investments Group, LLC. All rights reserved. This material is proprietary and may not be reproduced, transferred, or distributed in any form without prior written permission from Russell Investments. It is delivered on an “as is” basis without warranty.

Sample Email Text for advisors to use with RIC shareholders (to be included in “Additional votes needed” FP email)

Sample text for home offices/financial professionals to send to shareholders encouraging them to vote their proxy (pending home office approval).

Hello [Name],

You are a shareholder in fund(s) advised by Russell Investment Management, LLC (RIM). You have received a proxy statement from Russell Investments regarding an important vote related to the shares you own. You also may receive a call on behalf of Russell Investments asking for your vote.

Your vote is important and if you have already voted, we sincerely thank you. If you have not voted, we urge you to vote.

Soon after you cast your vote, subsequent reminder phone calls and reminder mailings will stop.

I want to assure you that proxy votes such as this are normal occurrences in registered fund investing. This is a very important vote, and a minimum number of votes per fund must be received prior to the special shareholder meeting on November 24, 2026, in order for the fund to hold a valid shareholder meeting.

Please take a moment to read the proxy statement and cast your vote.

If you have any questions, or need assistance with voting, please call Computershare Fund Services, the Funds’ proxy solicitor, toll-free at 1-888-812-7758. They are available Monday-Friday from 9 a.m. – 11 p.m. and Saturday 12 p.m. – 6 p.m. ET.

Thank you.

Sincerely

[SIGNATURE]

Russell Investment Company

Outbound Script – AIS Follow-up Calls

Meeting Date: November 24, 2026

Hello, _____________________________________

This is ______________________ from Russell Investments.

I am calling regarding the Russell Investment Company proxy we initiated as a result of the sale of Russell Investments. Shareholders were sent proxy materials requesting they vote their shares prior to the upcoming Special Shareholder meeting scheduled to be held on November 24, 2026.

We are making progress on the proxy vote. However, we are still seeking votes for specific funds in which your clients’ own shares, and we would appreciate your help.

We have identified that your client has one of the higher un-voted share amounts in [Fund Name(s)] and we need your help in getting their shares voted. We ask that you please call/contact the shareholder and urge them to vote.

Soon after the shareholder casts their vote, subsequent reminder phone calls and reminder mailings will cease.

If the shareholder has any questions, or needs assistance with voting, they can call Computershare Fund Services, the Funds’ proxy solicitor, toll-free at 1-888-812-7758. They are available Monday-Friday from 9 a.m. – 11 p.m. and Saturday 12 p.m. – 6 p.m. ET.

Thank you very much for your time and helping us obtain the votes.

We hope you have a great day/evening.